Exhibit 10.4

POST CLOSING AND INDEMNITY AGREEMENT

This Post Closing and Indemnity Agreement (“Agreement”) is dated as of this 1st day of June, 2011 by and among INLAND DIVERSIFIED CHARLOTTE PERIMETER WOODS, L.L.C., a Delaware limited liability company (“Purchaser”) and PERIMETER WOODS RETAIL SAE, L.L.C., a North Carolina limited liability company (“Seller”) in connection with the acquisition of the Perimeter Woods Shopping Center, located in Charlotte, North Carolina (the “Property”) as legally described in that certain Purchase and Sale Agreement dated December 23, 2010, as amended (the “Contract”) by and between Seller and Inland Real Estate Acquisitions, Inc. (“IREA”).

WHEREAS, IREA assigned its interest in the Contract to Purchaser by assignment dated as  of the date of this Agreement.

WHEREAS, Purchaser and/or IREA has made various inquiries regarding the Property during its due diligence in connection with its acquisition of the Property;

WHEREAS, in connection with such inquiries, in order to confirm the status of various issues that Purchaser deems relevant to its acquisition, Purchaser has requested certain documents and confirmations from Seller and/or third parties, but Seller has been unable to either supply a document confirming such matters, or has asserted that a certain state of facts exist which may be inconsistent with what is stated in the documents reviewed by Purchaser, or has been unable to complete a matter due to time constraints;

WHEREAS, as a condition precedent to Purchaser proceeding to the Closing (as defined in the Contract), Purchaser has required and Seller has agreed to certain undertakings and to obtain documents regarding or confirming certain issues, and/or certifications as to the state of facts regarding such issues, and further, Purchaser has required and Seller has agreed that Seller shall indemnify, defend and hold harmless Purchaser from and against any loss, cost or expense incurred by Purchaser, including costs and reasonable attorneys fees incurred as a result of the Indemnified Matters (as hereinafter defined).

NOW, THEREFORE, for good and valuable consideration including the mutual promises contained herein, the parties hereto agree as follows:

The matters hereinafter described in Paragraphs 1 through 11 are collectively defined as the “Indemnified Matters.”

1.                                       ROOF WARRANTY TRANSFER

1.1           Seller, at Seller’s sole cost and expense, agrees to (i) execute all documents and pay all transfer fees and perform all work, if any, necessary to transfer all roof warranties for the Property in the name of “Inland Diversified Charlotte Perimeter Woods, L.L.C.,” and (ii) cause the roof warranties to be delivered to 2901 Butterfield Road, Oak Brook, Illinois 60523, Attention: Sharon Anderson-Cox. All work, if any, shall be completed and sums paid and assignment of the roof warranty to Inland Diversified Charlotte Perimeter Woods, L.L.C. shall be completed not later than seventy-five (75) days from the date of this Agreement.

2.                                       EARNOUT PERIOD

2.1           Pursuant to the terms of the Contract, Seller shall have thirty-six (36) months following the Closing (the “Earnout Period”) to earn the Unfunded Purchase Price (as defined by the Contract) following the Closing. During the Earnout Period, Seller and its authorized agents will be given access to the Property in order to complete all construction, leasing, maintenance, alterations, and installations related to any earnouts (the “Earnout Activities”).

2.2           Indemnification.  Seller covenants and agrees to indemnify and hold Purchaser harmless from any and all losses, costs and damages to persons or property, including actual and reasonable attorneys’ fees and court costs, incurred as a result of Seller’s Earnout Activities. Seller’s  indemnification obligations under this section shall expressly include, but not be limited to, its obligation to indemnify Purchaser for any damages to the Property, any improvements located thereon, or any other damage that may be caused to persons or property as a result of Seller’s (or Seller’s contractors, agents, or employees) Earnout Activities.

2.3           Repair and Restoration.  Seller shall, at its sole cost and expense, promptly repair and restore any portion of the Property that shall be disturbed, damaged, or destroyed due to or on account of Seller’s Earnout Activities, to substantially the same condition as existed immediately prior to the commencement of Seller’s Earnout Activities.

2.4           Insurance.  In connection with Seller’s Earnout Activities, Seller shall, at its sole cost and expense, provide to Purchaser at 2901 Butterfield Road, Oak Brook, Illinois 60523, Attention: Sharon Anderson-Cox within ten (10) days from the date of this Agreement, an insurance certificate from Seller’s insurance provider naming “Inland Diversified Charlotte Perimeter Woods, L.L.C.” and “Inland Diversified Real Estate Services, L.L.C.” as additional insureds.

3.                                       CLOSE-OUT/OPERATING MANUALS

3.1           Within thirty (30) days from the date of this Agreement, Seller, at its sole cost and expense, shall have the close-out/operating manual(s) for the Property forwarded to Purchaser at 2901 Butterfield Road, Oak Brook, Illinois 60523, Attention: Sharon Anderson-Cox.

3.2           Within thirty (30) days from the date of completion of any Earnout closing, Seller, at its sole cost and expense, shall have the close-out/operating manual(s) for any earnout space(s) forwarded to Purchaser at 2901 Butterfield Road, Oak Brook, Illinois 60523, Attention: Sharon Anderson-Cox.

4.                                       LEASES AND COMMON AREA MAINTENANCE, REAL ESTATE TAX AND INSURANCE RECONCILIATIONS (“CAM RECS”)

4.1           Within sixty (60) days from the date of this Agreement, Seller, at its sole cost and expense, shall have all original leases (including lease amendments) along with originals of all invoices, contracts and bills relating to CAM RECS for the prior three (3) years from the date of this Agreement for all completed buildings and all tenancies forwarded to Purchaser at 2901 Butterfield Road, Oak Brook, Illinois 60523, Attention: Sharon Anderson-Cox.

5.                                       2010 COMMON AREA MAINTENANCE, REAL ESTATE TAX AND INSURANCE RECONCILIATIONS

5.1           Within ninety  (90) days from the date of this Agreement, Seller covenants and agrees to fully reconcile all Property tenant CAM RECS for 2010 and all prior periods.  The CAM RECS shall be subject to review and approval by Purchaser, which approval shall not be unreasonably withheld.  To the extent any Property tenant has contributed a sum which is greater than its required share of common area maintenance, real estate tax and insurance contributions (as determined by the CAM RECS). Seller shall remit that sum to Purchaser no later than September 1, 2011.  To the extent any Property tenant has contributed a sum which is less than its required share of common area maintenance, real estate tax and insurance contributions (as determined by the CAM RECS), Purchaser shall promptly remit to Seller its portion of tenant CAM RECS remittances as received by Purchaser from the applicable tenants.  Seller and Purchaser agree to recalculate the CAM RECS for calendar year 2011 when the CAM RECS are prepared by Purchaser in 2012.  To the extent Purchaser has received a credit at Closing from Seller in excess of its allocable share (i.e., January 1, 2011 to the date of Closing), Purchaser shall reimburse Seller therefor within fifteen (15) days of the determination of the amount thereof.   To the extent Seller has provided a credit at Closing to Purchaser which is less than its allocable share (i.e., January 1, 2011 to the date of Closing), Seller shall reimburse Purchaser therefor within fifteen (15) days of the determination of the amount thereof. Seller and Purchaser agree to reprorate the real estate tax credit provided to Purchaser at Closing upon issuance of the applicable tax bills and CAM RECS and payments shall be made by one party to the other in accordance with the terms of this provision.

6.                                       IMMEDIATE REPAIRS

6.1           At Closing, Seller deposited the sum of Fifty-Two Thousand Nine Hundred Fifty and No/100 Dollars ($52,950.00) into an escrow with Escrow Agent (as defined in the Contract) (the “Immediate Needs Repair Escrow”) as security for any immediate needs repairs that are required at the Property.  Within sixty (60) days from the date of this Agreement, Seller, at Seller’s sole cost and expense, shall repair the immediate repair issues identified on Exhibit “A” attached hereto and incorporated herein (the “Immediate Repairs”).  Upon completion of the Immediate Repairs by Seller to Purchaser’s commercially reasonable satisfaction, the funds deposited in the Immediate Needs Repair Escrow shall be immediately released by Escrow Agent to Seller.

7.                                       3.14 AUDITS

7.1           Seller agrees to cooperate, at Seller’s sole cost and expense, with Purchaser’s auditor, KPMG, after Closing to complete the 3.14 audit.

8.                                       APPROVAL OF DEVELOPMENT OF TRACT 9

8.1.          Within thirty (30) days from the date of this Agreement, Purchaser shall review and respond to Seller’s request for  approval of development of Tract 9 at the Office Park at  Perimeter Woods, Charlotte, North Carolina per the suggested approval document previously sent to Purchased and attached hereto as Exhibit “B” (the “Approval Document”). The parties agree to negotiate in good faith in finalizing the Approval Document.

9.                                       OFFICE MAX ESTOPPEL

9.1.          The Office Max estoppel letter describes the following issue: (i) right to review 2009 real estate taxes which has been billed two revisions (the “Office Max Estoppel Issue”).  Seller covenants and agrees, at Seller’s sole cost and expense, to resolve the Office Max Estoppel Issue to the satisfaction of Office Max within thirty (30) days of the execution date of this Agreement. Correction of the Office Max Estoppel Issue shall be evidenced by an estoppel update issued by Office Max acknowledging that the Office Max Issue has then been resolved to its satisfaction.

10.                                 INTENTIONALLY OMITTED

11.                                 REVISED SURVEY

11.1         Within thirty (30) days from the date of this Agreement, Seller, at Seller’s sole cost and expense, shall obtain an updated survey of the Property delineating where the building height of the BB&T building ends and where the architectural features of the BB&T building begin and shall cause the revised survey to Purchaser at 2901 Butterfield Road, Oak Brook, Illinois 60523, Attention:

Sharon Anderson-Cox.

12.                                 SURVIVAL

12.1         The terms and provisions of this Agreement shall expressly survive the Closing.

13.                                 REMEDIES.

13.1.        The remedies and indemnities set forth herein are in addition to all rights of Purchaser as set forth in the Contract.

14.                                 FURTHER ASSURANCES.

14.1.        Seller and Purchaser agree to cooperate with each other following the Closing to confirm any matter and execute any document reasonably required by the other party in furthering of the Closing and consistent with the requirements of this Agreement.

15.                                 DEFINED TERMS.

15.1.        All capitalized terms which are not expressly defined herein shall have the meanings set forth in the Contract.

16.                                 INDEMNIFICATION.

16.1.          In order to induce Purchaser to close upon the acquisition of the Property, notwithstanding the matters described by this Agreement, Seller has agreed to indemnify, defend and hold harmless Purchaser, and its successors and assigns and lenders (each an “Indemnified Party” and collectively, the “Indemnified Parties”) harmless from any loss, cost or expense incurred by any Indemnified Party, including legal costs and reasonable attorneys’ fees (collectively, “Loss”) incurred as a result of the Indemnified Matters.  Seller hereby agrees to indemnify, defend and hold harmless the Indemnified Parties from and against any Loss as a result of Seller’s failure to obtain the required documents or complete its obligations under this Agreement or any Loss that results from an act or acts undertaken to cause the issues described herein to be corrected, except in each case to the extent such Loss arises from the negligence or willful misconduct of Purchaser.  Seller shall further indemnify and hold Purchaser harmless from and against any and all cost, expense, liability or damage arising out of: (i) any injury to any person or the Property attributable to Seller’s exercise of any of its rights hereunder; and (ii) any liens filed against the Property or claims or demands made against Purchaser or the Property for work performed by or on the behalf of Seller pursuant to this Agreement, except in each case to the extent such Loss arises from the negligence or willful misconduct of Purchaser.

17.                                 MISCELLANEOUS.

17.1.          This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.

IN WITNESS WHEREOF, the parties have executed this Post Closing and Indemnity Agreement effective the first date written above.

Seller:

PERIMETER WOODS RETAIL SAE, LLC, a North Carolina limited liability company

By: PERIMETER WOODS DEVELOPMENT, LLC, its Manager

By:	/s/ John Collett
Name: John Collett
Its: Manager

Purchaser:

INLAND DIVERSIFIED CHARLOTTE PERIMETER WOODS, L.L.C.,

a Delaware limited liability company

By:	Inland Diversified Real Estate Trust, Inc., its sole member

By:	/s/ Sharon Anderson-Cox
Name:	Sharon Anderson-Cox
Its:	Authorized Agent

EXHIBIT “A”

IMMEDIATE REPAIR NEEDS

[See attached]

EXHIBIT “B”

THE APPROVAL DOCUMENT

[See attached]

APPROVAL OF INLAND IN CAPACITY AS MEMBER OF ARC PERTAINING TO DEVELOPMENT OF TRACT 9 UNDER MASTER DECLARATION

THIS APPROVAL OF INLAND IN CAPACITY AS MEMBER OF ARC PERTAINING TO DEVELOPMEBT OF TRACT 9 UNDER MASTER DECLARATION (this “Consent”), is made as of the             day of June, 2011, by and between PERIMETER WOODS RETAIL SAE, LLC, a North Carolina limited liability company (“PWRS”) and PERIMETER WOODS DEVELOPMENT, LLC (“PWD” and together with PWRS collectively referred to as “Developer”) and INLAND DIVERSIFIED CHARLOTTE PERIMETER WOODS,  L.L.C., a Delaware limited liability company, and its successors and assigns (collectively, “Inland”).

W I T N E S S E T H:

WHEREAS, Developer is conveying the Property more particularly described on Exhibit A attached hereto and by this reference made a part hereof to Assignee by two (2) Special Warranty Deeds recorded of even date herewith but prior to this Assignment;

WHEREAS, concurrently herewith, John Collett has resigned as a member of Architectural Review Committee (“ARC”) pertaining to one (1) of three (3) positions on the ARC under the Master Declaration (hereafter defined). Such resignation is applicable to that membership position appointed by the Developer under the Master Declaration as such terms are defined in that certain Master Declaration of Covenants, Easements and Restrictions recorded in Book 20339, Page 506, Mecklenburg County Public Registry, North Carolina, as amended by that certain First Amendment to Master Declaration of Covenants, Easements and Restrictions recorded in Book 21166, Page 166, Mecklenburg County Public Registry, North Carolina as further amended by that certain Second Amendment to Master Declaration of Covenants, Easements and Restrictions recorded in Book                       , Page                           , Mecklenburg County Public Registry, North Carolina (collectively, the “Master Declaration”);

WHEREAS, concurrently herewith, Inland as been designated and approved as a member of the ARC in place of John Collett; and

WHEREAS, the Phase II Office Tract (“Tract 9”) is governed by the Master Declaration as to certain matters, including, without limitation, the requirement of obtaining approval from the ARC regarding any development and Improvements place on such Tract 9;

WHEREAS, Tract 9 is presently vacant land; and

WHEREAS, Inland desires to approve the initial future development of Tract 9 in its capacity as a member of the ARC.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, covenant and agree as follows:

1.             Inland hereby approves any development and Improvements on Tract 9 in its capacity as a member of the ARC under the Master Declaration (the “Inland Approval”).  Without limitation, such Inland Approval includes final plans and specifications, conceptual drawings, preliminary site plan (including parking and setbacks), representative elevations, representative elevations, representative exterior materials, landscaping, and signage elevations (collectively the “Plans”).

2.             Developer understands and agrees that at least one (1) other member of the ARC must approve the Plans in addition to Inland and that any such development and Improvements must comply with all appropriate governmental laws and regulations applicable to such development and Improvements.

3.             At such time as Tract 9 has been developed as evidenced by a certificate of occupancy, then any subsequent redevelopment of Tract 9 shall require the approval of the ARC as set forth in the Master Declaration and there shall be no deemed Inland Approval.

4.             Capitalized terms not otherwise defined herein shall have the meaning given to them in the Master Declaration.

5.             The provisions of this Consent shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

[THIS SPACE INTENTIONALLY LEFT BLANK — EXECUTIONS APPEAR ON FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be duly executed as of the day and year first above written.

DEVELOPER:

PERIMETER WOODS RETAIL SAE, LLC,

a North Carolina limited liability company

By:	Perimeter Woods Development, LLC, a North Carolina limited liability company
Its:	Manager

By:
	Name:	John Collett
	Its:	Manager

PERIMETER WOODS DEVELOPMENT, LLC, a North

Carolina limited liability company

By:
Name:	John Collett
Its:	Manager

INLAND:

INLAND DIVERSIFIED CHARLOTTE NORTHCREST, L.L.C.,

a Delaware limited liability company

By:	Inland Diversified Real Estate Trust, Inc.,
a Maryland corporation, its sole member

By:
Name:
Its:

Exhibit  A

LEGAL DESCRIPTION